Exhibit 99.1

FICO Announces Earnings from Continuing Operations of $0.37 per share for Third Quarter 2009

Results reflect a net loss of $0.08 per share from the sale of two telecom product lines

MINNEAPOLIS--(BUSINESS WIRE)--July 22, 2009--FICO (NYSE:FIC), the leading provider of analytics and decision management technology today announced financial results for its third fiscal quarter ended June 30, 2009.

Third Quarter Fiscal 2009 Results

Income from continuing operations for the third quarter of fiscal 2009 totaled $18.1 million, or $0.37 per share, versus $18.8 million, or $0.38 per share, reported in the prior year period. Third quarter fiscal 2009 results from continuing operations included an after-tax charge of $3.9 million, or $0.08 per share, related to the sale of two telecom product lines, per the company’s previously-announced strategy. Third quarter fiscal 2008 results from continuing operations included an after-tax charge of $1.4 million, or $0.03 per diluted share, from various reengineering efforts.

Net income for the third quarter of fiscal 2009 totaled $18.1 million, or $0.37 per share, versus $26.5 million, or $0.54 per share, reported in the prior year period. The third quarter of fiscal 2008 included a $0.16 per share gain from discontinued operations.

“We have a strong balance sheet, and we remain focused on sales discipline, product innovation and maintaining significant cash flow through this challenging economic environment,” stated Mark Greene, chief executive officer. “As we refine our Decision Management strategy, we are pleased to have completed the last of our previously-identified product divestitures, and we continue to identify and pursue opportunities to expand our market position and grow our revenue over the longer term.”

Third Quarter Fiscal 2009 Revenue

The company reported third quarter revenues of $156.0 million in fiscal 2009 versus $183.3 million reported in the prior year period. Revenues for third quarter fiscal 2009 across each of the company’s four operating segments were as follows:

  Strategy Machine® Solutions revenues were $81.6 million in the third quarter compared to $94.8 million in the prior year quarter, or a decrease of 14%, primarily due to declines associated with collections and recovery solutions, consumer solutions, and fraud solutions, all of which were partially offset by a small increase in our precision marketing solutions.
  Scoring Solutions revenues were $34.6 million in the third quarter compared to $37.6 million in the prior year quarter, or a decrease of 8%, primarily due to a decrease in revenues derived from our credit bureau risk scores.
  Professional Services revenues were $27.5 million in the third quarter compared to $39.1 million in the prior year quarter, or a decrease of 30%, primarily due to the general decline in license sales, resulting in a corresponding decline in implementation services. This decline is also the result of a practice of discontinuing certain lower margin consulting service engagements that was started in early fiscal 2009.
  Analytic Software Tools revenues increased to $12.3 million in the third quarter compared to $11.8 million in the prior year quarter, or a 4% increase, primarily due to increases associated with the sale of both the Blaze Advisor product and our FICO Xpress Optimization product.

Bookings

The bookings for the third quarter were $49.0 million compared to $64.2 million in the same period last year. The company defines a “new booking” as estimated future contractual revenues, including agreements with perpetual, multi-year and annual terms. Management regards the volume of new bookings achieved as one indicator of future revenues, but they are not comparable to, nor should they be substituted for, an analysis of the company’s revenues.

Balance Sheet and Cash Flow

Cash and cash equivalents, and investments were $382.6 million at June 30, 2009, as compared to $271.2 million at September 30, 2008. Significant changes in cash and cash equivalents from September 30, 2008 include cash provided by operations of $124.3 million and $2.8 million received from the exercise of stock options and stock issued under an employee stock purchase plan. Cash used during the year includes $11.3 million related to purchases of property and equipment and $2.9 million of dividends paid.

Outlook

In light of the continuing uncertainty in the global financial markets and the continuing lack of visibility into our clients’ spending intentions, the company is not providing revenue or earnings per share guidance. However, it is updating its fiscal 2009 annual operating expense guidance from the $525.0 million previously provided to $505.0 million in Operating Expenses before Restructuring Activities, which reflects a reduction in expenses from both our re-engineering initiatives and from the sale of our telecom assets. The Operating Expenses before Restructuring Activities guidance of $505.0 million will equal the Total Operating Expenses reported on the Condensed Consolidated Statements of Income less the Restructuring and Loss on Sale of Product Line Assets incurred year-to-date and any similar charges recorded during the fourth quarter.

Non-GAAP Financial Measures

This news release includes the non-GAAP financial measure “Operating Expenses Before Restructuring Activities” which excludes the expense related to restructuring charges and Loss on Sale of Product Line Assets. The company excludes these amounts in order to facilitate the comparison of current guidance with previous guidance provided by the company, which did not include such expenses. Wherever this non-GAAP financial measure has been included in this news release, the company has reconciled it to GAAP. This non-GAAP financial measure is not prepared in accordance with accounting principles generally accepted in the United States of America and may be different from non-GAAP financial measures used by other companies. Non-GAAP financial measures should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP.

Company to Host Conference Call

The company will host a webcast today at 5:00 p.m. Eastern Time (4:00 p.m. Central Time/2:00 p.m. Pacific Time) to report its third quarter fiscal 2009 results and provide various strategic and operational updates. The call can be accessed at FICO's Web site at www.FICO.com (follow the instructions on the Investor Relations page). A replay of the webcast will be available through August 22, 2009.

The webcast will also be distributed through the Thomson StreetEvents Network to both institutional and individual investors. Individual investors can listen to the call at www.fulldisclosure.com, Thomson/CCBN's individual investor portal, powered by StreetEvents. Institutional investors can access the call via Thomson's password-protected event management site, StreetEvents (www.streetevents.com).

About FICO

FICO (NYSE:FIC) transforms business by making every decision count. FICO’s Decision Management solutions combine trusted advice, world-class analytics and innovative applications to give organizations the power to automate, improve and connect decisions across their business. Clients in 80 countries work with FICO to increase customer loyalty and profitability, cut fraud losses, manage credit risk, meet regulatory and competitive demands, and rapidly build market share. FICO also helps millions of individuals manage their credit health through the www.myFICO.com website. Learn more about FICO at www.FICO.com.

Statement Concerning Forward-Looking Information

Except for historical information contained herein, the statements contained in this news release that relate to FICO or its business are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including the success of the Company’s Decision Management strategy and reengineering plan, the maintenance of its existing relationships and ability to create new relationships with customers and key alliance partners, its ability to continue to develop new and enhanced products and services, its ability to recruit and retain key technical and managerial personnel, competition, regulatory changes applicable to the use of consumer credit and other data, the failure to realize the anticipated benefits of any acquisitions, continuing material adverse developments in global economic conditions, and other risks described from time to time in FICO’s SEC reports, including its Annual Report on Form 10-K for the year ended September 30, 2008, and its last quarterly report on Form 10-Q for the period ended March 31, 2009. If any of these risks or uncertainties materializes, FICO’s results could differ materially from its expectations. FICO disclaims any intent or obligation to update these forward-looking statements.

FICO, Strategy Machine, and Blaze Advisor are all trademarks or registered trademarks of Fair Isaac Corporation in the United States and in other countries.

FAIR ISAAC CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
For the Quarters and Nine Months Ended June 30, 2009 and 2008
(In thousands, except per share data)
(Unaudited)

	Quarter Ended		Nine Months Ended
	June 30,		June 30,
	2009	2008	2009	2008

Revenues	$156,018	$183,315	$478,813	$566,655

Operating expenses:
Cost of revenues	48,160	68,709	160,655	208,627
Research and development	18,364	18,779	55,409	58,910
Selling, general and administrative	50,290	59,734	157,519	187,858
Amortization of intangible assets	3,219	3,797	9,622	10,481
Restructuring	(237)	2,176	8,711	7,855
Loss on sale of product line assets	2,993	-	2,993	-
Total operating expenses	122,789	153,195	394,909	473,731
Operating income	33,229	30,120	83,904	92,924
Other expense, net	(4,647)	(2,018)	(14,284)	(5,424)
Income from continuing operations before income taxes	28,582	28,102	69,620	87,500
Provision for income taxes	10,443	9,304	21,263	30,092
Income from continuing operations	18,139	18,798	48,357	57,408
Gain (loss) from discontinued operations	-	7,703	(363)	2,766
Net income	$18,139	$26,501	$47,994	$60,174

Basic earnings per share:
Continuing operations	$0.37	$0.39	$0.99	$1.17
Discontinued operations	-	0.16	-	0.06
Total	$0.37	$0.55	$0.99	$1.23

Diluted earnings (loss) per share:
Continuing operations	$0.37	$0.38	$0.99	$1.16
Discontinued operations	-	0.16	(0.01)	0.05
Total	$0.37	$0.54	$0.98	$1.21

Shares used in computing earnings (loss) per share:
Basic	48,835	48,521	48,707	49,111
Diluted	48,986	48,727	48,777	49,633

FAIR ISAAC CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
June 30, 2009 and September 30, 2008
(In thousands)
(Unaudited)

	June 30,	September 30,
	2009	2008

ASSETS:
Current assets:
Cash and cash equivalents	$240,346	$129,678
Marketable securities	75,743	57,049
Accounts receivable, net	98,604	141,571
Prepaid expenses and other current assets	25,477	23,404
Total current assets	440,170	351,702

Marketable securities and investments	66,541	84,475
Property and equipment, net	38,269	46,360
Goodwill and intangible assets, net	712,795	738,550
Other noncurrent assets	55,150	54,166
	$1,312,925	$1,275,253

LIABILITIES AND STOCKHOLDERS' EQUITY:
Current liabilities:
Accounts payable and other accrued liabilities	$51,224	$54,837
Accrued compensation and employee benefits	28,485	29,551
Deferred revenue	40,166	38,243
Total current liabilities	119,875	122,631

Revolving line of credit	295,000	295,000
Senior notes	275,000	275,000
Other noncurrent liabilities	18,802	20,681
Total liabilities	708,677	713,312

Stockholders’ equity	604,248	561,941
	$1,312,925	$1,275,253

FAIR ISAAC CORPORATION
REVENUES BY SEGMENT
For the Quarters and Nine Months Ended June 30, 2009 and 2008
(In thousands)
(Unaudited)

	Quarter Ended		Nine Months Ended
	June 30,		June 30,
	2009	2008	2009	2008

Strategy machine solutions	$81,667	$94,855	$255,874	$293,639
Scoring solutions	34,569	37,553	99,797	119,556
Professional services	27,479	39,132	86,188	114,645
Analytic software tools	12,303	11,775	36,954	38,815
Total revenues	$156,018	$183,315	$478,813	$566,655

FAIR ISAAC CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
For the Nine Months Ended June 30, 2009 and 2008
(In thousands)
(Unaudited)

	Nine Months Ended
	June 30,
	2009	2008
Cash flows from operating activities:
Net income	$47,994	$60,174
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	29,052	29,753
Share-based compensation	15,342	21,713
Changes in operating assets and liabilities, net of acquisition and disposition effects	31,520	(4,826)
Other, net	438	7,029
Net cash provided by operating activities	124,346	113,843

Cash flows from investing activities:
Purchases of property and equipment	(11,283)	(17,613)
Cash paid for acquisition, net of cash acquired	-	(33,336)
Cash proceeds from divestitures	1,000	14,200
Net activity from marketable securities	(3,228)	8,610
Other, net	1,300	1,552
Net cash used in investing activities	(12,211)	(26,587)

Cash flows from financing activities:
Repayment of revolving line of credit	-	(132,000)
Repurchases of senior convertible notes	-	(122,808)
Proceeds from issuance of Senior Notes	-	275,000
Proceeds from issuances of common stock	2,822	19,592
Repurchases of common stock	-	(116,642)
Other, net	(2,802)	(3,104)
Net cash provided by (used in) financing activities	20	(79,962)

Effect of exchange rate changes on cash	(1,487)	298

Increase in cash and cash equivalents	110,668	7,592
Cash and cash equivalents, beginning of period	129,678	95,284
Cash and cash equivalents, end of period	$240,346	$102,876

CONTACT:
Fair Isaac Corporation
Investors & Analysts:
John D. Emerick, Jr., 800-213-5542
investor@fico.com